Description of performance bonus arrangement for executive officers for the calendar year ending December 31, 1999 ("1999"):

For the first half of calendar 1999, the Company's executive officers will be eligible for discretionary bonus compensation of up to 20% of base salary if positive net income is realized year-to-date through June 30, 1999.

The bonus plan for the second half of 1999 is based on two components: 1)
Return on Capital and 2) Unit Growth. Bonuses (if any) are to be calculated and paid quarterly, based upon stand alone quarterly results. Potential bonuses are also to be calculated on full year amounts at year end, with such year end calculation determined at four times the applicable quarterly rate, less any interim payments. No return of a prior bonus is required if the full year calculation yields less than the sum of prior quarter payments.

Return on Capital ("ROC") is defined to equal, for the applicable time period calculated, the product of (a) income from operations before bonus accruals pursuant to this plan (either for the full year, or annualized by multiplying quarterly pre-bonus income from operations by four, as applicable), divided by
(b) the sum of (i) average shareholders' equity and (ii) average funded debt. If ROC is 5% or greater, the ROC bonus shall be actual ROC for the applicable period times the employee's full year base salary.

Unit Growth is to equal actual unit volume for the applicable quarterly or full year period, less actual unit volume for the comparable prior year period, divided by actual unit volume for the comparable prior year period. The Unit Growth component of the applicable employee's bonus shall be determined as follows:


   If Unit                 the ROC Bonus is at least as follows,
  Growth is      and           then Unit Growth Bonus % is:
--------------		------------------------------------------
                              5%          10%         15%
                             ----        -----       -----
Zero or less                 (1.0)%      (2.0)%      (3.0)%
 0.01% to  9.99%               -           -           -
10.00% to 14.99%              2.5%        5.0%       10.0%
15.00% to 19.99%              5.0%       10.0%       15.0%
20.00% or more               10.0%       15.0%       20.0%

